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                                                                    Exhibit 99.1

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants of the Accenture Ltd 2001 Employee Share Purchase Plan and the Compensation Committee of the Board of Directors of Accenture Ltd:

In our opinion, the accompanying statement of financial condition and the related statement of operations and changes in plan equity present fairly, in all material respects, the financial position of the Accenture Ltd 2001 Employee Share Purchase Plan (the "Plan") at August 31, 2001, and the changes in its financial status for the period since June 5, 2001 (inception) through August 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
November 27, 2001
Chicago, Illinois

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                 ACCENTURE LTD 2001 EMPLOYEE SHARE PURCHASE PLAN

                        STATEMENT OF FINANCIAL CONDITION

                              As of August 31, 2001







Assets.............................................                $      -
                                                                   =========

Liabilities........................................                $      -
Plan equity........................................                       -
                                                                   ---------
        Total Liabilities and Plan Equity..........                $      -
                                                                   =========



   The accompanying notes are an integral part of these financial statements.

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                 ACCENTURE LTD 2001 EMPLOYEE SHARE PURCHASE PLAN

               STATEMENT OF OPERATIONS AND CHANGES IN PLAN EQUITY

     For the Period June 5, 2001 (Date of Inception) through August 31, 2001





                                                        Period from
                                                       June 5, 2001
                                                   (Date of Inception) to
                                                      August 31, 2001
                                                   ---------------------
Participant contributions.....................        $           -
Participant withdrawals                                           -
Purchases of Accenture Ltd common stock.......                    -
                                                      -------------

                 Net additions................                    -
                                                      =============
Plan equity at beginning of period............                    -

Plan equity at end of period..................                    -
                                                      =============







   The accompanying notes are an integral part of these financial statements.

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                 ACCENURE LTD 2001 EMPLOYEE SHARE PURCHASE PLAN
                           NOTES TO FINANCIAL STATEMENTS

1.       PLAN DESCRIPTION
         ----------------

The following description of the Accenture Ltd 2001 Employee Share Purchase Plan (the "Plan") is provided for general information purposes. Participants in the Plan should refer to the Plan document for more detailed and complete information.

General
-------

Under the Plan, which was approved by the shareholders of Accenture Ltd (the "Company") at their June 5, 2001 meeting and approved and subsequently amended by the Board of Directors (the "Board") on June 6, 2001 and September 4, 2001, the Company is authorized to issue or transfer up to 75,000,000 Class A common shares ("Shares") of the Company. The Plan shall be administered by the Compensation Committee of the Board (the "Committee"), which may delegate its duties and powers in whole or in part as it determines, provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary. The Company pays all expenses of the Plan. The Shares may consist, in whole or in part, of unissued Shares or previously issued Shares. At August 31, 2001, the Plan did not have any participants.

The Plan provides eligible employees of the Company or of a participating subsidiary with an opportunity to purchase Shares at a Purchase Price established by the Committee, but which shall in no event be less than eighty-five percent of the lesser of:

        (a)  the Fair Market Value of a Share on the Offering Date; or
        (b)  the Fair Market Value of a Share on the Purchase Date.

The Fair Market Value on a given date is defined as the arithmetic mean of the high and low prices of the Shares as reported on such date on the composite tape of the principal national securities exchange on which the Shares are listed or admitted to trading, or, if no sale of Shares shall have been reported on the composite tape of any national securities exchange on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

In general, employees of the Company or a participating subsidiary are eligible to participate in the Plan, except that the Committee may exclude employees (either generally or by reference to a subset thereof) (1) whose customary employment is for less than five months per calendar year or less than 20 hours per week, (2) who own shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any subsidiary or (3) who are highly compensated employees under the Internal Revenue Code of 1986, as amended (the "Code"). The Plan does not currently qualify as an "employee stock purchase plan" under Section 423 of the Code and therefore receipt of the Shares will be a taxable event to the participant. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Plan is designed to be exempt from income taxes.

Contributions
-------------

Payroll deductions will generally be made from the compensation paid to each participant for each offering period in such whole percentages not to exceed 10% as elected by the participant, provided that no participant will be entitled to purchase, during any calendar year, Shares with an aggregate value in excess of $25,000. A participant cannot

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                 ACCENTURE LTD 2001 EMPLOYEE SHARE PURCHASE PLAN
                   NOTES TO FINANCIAL STATEMENTS, (Continued)

change the rate of payroll deductions once an offering period has commenced. The Committee shall specify procedures by which a participant may increase or decrease the rate of payroll deductions for subsequent offering periods. The first payroll period in which deductions were made under the Plan began on October 1, 2001. Accordingly, no payroll deductions occurred prior to August 31, 2001.

Share Purchases
---------------

As soon as practicable following the end of each offering period, the number of Shares purchased by each participant shall be deposited into a brokerage account established in the participant's name. Unless otherwise permitted by the Committee, dividends that are declared on the Shares held in the brokerage account shall be reinvested in whole or fractional Shares.

Withdrawal
----------

Participants may withdraw from an offering period or the Plan under such terms and conditions as established by the Committee. Upon a participant's withdrawal, all accumulated payroll deductions in that participant's Plan account shall be returned without interest, as permitted by applicable law, and the Participant shall not be entitled to any Shares with respect to the applicable offering period. The participant may be permitted to participate in subsequent offering periods pursuant to terms and conditions determined by the Committee. A participant shall cease to participate in the Plan upon termination of employment for any reason. In general, all payroll deductions shall be repaid without interest, as permitted by applicable law, to the former participant or the former participant's beneficiary.

Adjustments
-----------

The number of Shares issued or reserved pursuant to the Plan (or pursuant to outstanding awards) is subject to adjustment on account of share splits, share dividends and other changes in the Shares. In the event of a change in control of the Company, the Committee may take any actions it deems necessary or desirable with respect to any option as of the date of consummation of the change in control.

Plan Amendment and Termination
------------------------------

The Board may amend, alter or discontinue the Plan, provided, however, that no amendment, alteration or discontinuation will be made that would increase the number of Shares authorized for the Plan or, without a participant's consent, would impair the participant's rights and obligations under the Plan. The Plan shall terminate upon the earliest of (1) the termination of the Plan by the Board; (2) the issuance of all of the Shares reserved for issuance under the Plan; or (3) the tenth anniversary of the effective date of the Plan.

Basis of Presentation
---------------------

The accompanying financial statements have been prepared on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires the Plan's management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.

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